Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES FISCAL SECOND QUARTER RESULTS

BANK LOAN CHARGES TO BE RECORDED IN THIRD FISCAL QUARTER

NORCROSS, GA. (January 7, 2004) — Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter and six months ended November 30, 2003.

Revenues for the fiscal second quarter were $27.2 million, up 14.6% from $23.7 million in the same period last year. $1.2 million of this increase was due to price increases including group contract renewals at higher prices. Net income for the second quarter was $3.4 million, equivalent to the same quarter last year. Diluted earnings per share totaled $0.17 on 20.9 million weighted average shares outstanding compared with $0.17 on 19.9 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was distributed on November 14, 2003.

In a preliminary earnings release on December 16, 2003 the Company announced that during the second quarter it had entered into negotiations to secure a new credit facility at terms much more favorable to the Company. As a result, the Company expected to record a non-cash, pre-tax charge of $924 thousand in the second quarter to write off unamortized deferred financing charges related to its old credit facility. This charge was expected to reduce second quarter earnings by approximately $0.03 per diluted share. However, upon final consideration the Company’s management and independent auditors concluded that the charge should be taken when the new credit facility closes instead of when it is committed. The new facility closed on December 18, 2003. Therefore, the charges related to the old credit facility will be recorded in the third quarter instead of the second quarter.

Revenues attributable to US operations declined from $18.5 million in the first quarter of fiscal 2004 to $17.3 million in the second quarter. The decline was due in large part to instrument sales falling to $740 thousand in the second quarter versus $1.5 million in the first quarter. Sales of instruments in Europe grew to $1.3 million in the second quarter of fiscal 2004, up from $1.0 million in the first quarter. The timing of instrument sales is difficult to predict due to the long sales cycle. The remainder of the decline in US sales from the first quarter of fiscal 2004, $440 thousand, was due to reduced sales of serum and cell products. The shortfall is believed to be due in large part to customer ordering patterns, mainly for international distributors who buy our Company’s products in the US, and not from an overall decrease in demand or loss of market share.

Gross margin, as a percentage of sales, was less than expected based on the 2004 outlook. The decline in US sales described above accounted for approximately $600 thousand of lower gross profit for the US, as compared to the first quarter of 2004. Worldwide expenses to accommodate European Regulatory requirements for CE marking on products intended for sale within Europe grew to $300 thousand during the second quarter compared to minimal expenditures in the prior year quarter. This reduced gross profit for the second quarter by approximately $220 thousand, and the remainder is primarily classified as operating expense. It is expected that additional expenses will be incurred to complete CE marking activities in the third quarter.

Commenting on the quarter, Edward L. Gallup, Chairman and Chief Executive Officer said, “Although we are disappointed by the second quarter results, we are proud of our accomplishments. During the second quarter we successfully filed for CE marking 57 list A products, 53 list B products and in excess of 70 self declared products and received a recommendation for certification of CE marking. Demand for our new Galileo high volume instrument continues to be strong since its introduction to the European market. During the quarter, 23 Galileo instruments were placed, 13 outright sales and 10 placed under reagent rental agreements, resulting in 93 Galileo placements in Europe to date, and an additional 8 Galileos have been placed under evaluation at customer sites. We expect instrument placements to increase moving forward. Galileo clinical trial data has been collected in the US and we are in the process of preparing the submission to the FDA. We now believe we will be submitting this data in February.”

“We will focus our efforts for the balance of this fiscal year on the consolidation of our red cell products to the Norcross facility and the elimination of redundant products,” said Edward L. Gallup, Chairman. “It is our expectation that we will see some improvement in gross margins as early as the 4th quarter; however, this will depend on the effectiveness of the transition. As we enter fiscal 2005 we believe we will see further improvement in Galileo sales and the associated reagent trail, and improved manufacturing efficiencies which will result in improved margins.”

For the six months ended November 30, 2003, revenues totaled a record $54.5 million, a $7.5 million (15.9%) increase over the prior year. Net income increased to $7.1 million, a $0.7 million (11.3%) increase over the prior year.

Selected Highlights:

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $2.0 million, or 11.5%, from $17.5 million in the second quarter of 2003 to $19.5 million in the second quarter of 2004. Sales of Capture® products increased approximately $1.0 million to $5.6 million, a 22.7% increase over the prior year quarter.

-The gross margin on traditional reagents as a percentage of sales was 60.4% for the current quarter, compared with 59.8% in the prior year quarter. The gross margin on Capture® products was 62.0% for the current quarter, compared with 69.3% in the prior year quarter. The margin on Capture® products was diminished by increased sales through the distributor network in Europe at significantly lower margins to the Company. However, the Company believes that utilizing distributors established in key European markets is far more advantageous to the Company than developing its own sales and distribution network in these markets.

-For the current fiscal year-to-date, sales of traditional reagent products were $39.5 million compared with $35.1 million in the prior year period, an increase of 12.4%. Capture® product sales increased approximately $1.5 million to $10.5 million, an increase of 16.8% over the comparable 2003 period.

-Gross margin on traditional reagents as a percentage of sales was 60.1% year-to-date, compared with 60.3% in the prior year period, and gross margin on Capture® products was 63.2%, compared with 68.4% in the prior year period. As previously mentioned, the decline in the gross margin percentage on Capture® products was attributable to increased sales through the third party distributor network in Europe at significantly lower margins to the Company.

-Sales of instruments were $2.1 million in the second quarter of 2004 compared to $1.6 million in the second quarter of 2003. Instrument sales for the six months grew by approximately $1.7 million to $4.5 million, a 60% increase over the prior year. The gross margin on instruments as a percentage of sales was 44.5% for the current quarter, compared to 42.8% for the same quarter last year. Finally, instrument service continues to be provided at a loss for the quarter and year-to-date as overall instrument placements have not reached the level required for service operations to break-even.

-The effect on revenues of the change in the Euro exchange rate was an increase of $1.2 million for the quarter and $2.2 million for the six months ended November 30, 2003. The effect on net income of the change in the Euro exchange rate was minor for both the quarter and six-month period ended November 30, 2003.

-Research and development expenses increased due to additional emphasis on the development of new assays and initial expenditures to support the collagen project with Inamed, Inc.

-Selling, distribution and general & administrative expenses increased by $1.1 million for the quarter, as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence, and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States. The effect on operating expenses of the change in the Euro exchange rate was an increase of $0.5 million for the quarter and $1.0 million for the six months ended November 30, 2003.

2004 Outlook

The following guidance reflects Immucor’s expectations as of January 7, 2004 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its quarterly earnings announcement for the third quarter, which is tentatively planned for early April 2004.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $109 million to $112 million, an increase of approximately 11% to 14% over fiscal 2003 revenues. Net income is expected to be in the range of $15.1 million to $16.0 million, an approximate 5% to 11% increase over fiscal 2003. We expect to generate record earnings per diluted share in the range of $0.71 to $0.75 for the fiscal year. All per share amounts have been adjusted for the recent 3–for–2 stock split. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the US, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from a general increase in sales of the Company’s reagents. The Company has also assumed that the previously announced development agreement with Inamed, Inc. for the production of human collagen mesh will result in the successful development of a product that would add revenues beginning no later than February 2004. Assuming that occurs, the Company expects annual revenues ranging between $6.0 million and $8.0 million from the Inamed agreement and an addition to quarterly earnings of approximately $0.02 per diluted share outstanding when deliveries commence.

With respect to expenses, the Company has assumed expenses will grow at a rate slightly higher than the rate of inflation.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2003	2002	2003	2002

NET SALES	$ 27,207,434	$ 23,732,053	$ 54,469,082	$ 47,004,484

COST OF SALES	11,998,162	10,025,022	23,949,721	19,891,786

GROSS PROFIT	15,209,272	13,707,031	30,519,361	27,112,698

OPERATING EXPENSES:
Research and development	671,726	414,396	1,461,515	780,007
Selling and marketing	4,175,699	3,359,544	7,971,923	6,696,444
Distribution	1,846,744	1,708,596	3,881,925	3,498,403
General and administrative	2,674,306	2,486,173	5,358,668	4,700,393
Amortization expense	92,094	127,181	184,188	199,747

	9,460,569	8,095,890	18,858,219	15,874,994

INCOME FROM OPERATIONS	5,748,703	5,611,141	11,661,142	11,237,704

OTHER:
Interest income	4,079	42,011	6,894	87,283
Interest expense	(313,467)	(558,332)	(638,839)	(1,372,954)
Other, net	(107,265)	369,201	(38,591)	170,019

	(416,653)	(147,120)	(670,536)	(1,115,652)

INCOME BEFORE INCOME TAXES	5,332,050	5,464,021	10,990,606	10,122,052

INCOME TAXES	1,890,234	2,062,874	3,872,949	3,726,427

NET INCOME	$ 3,441,816	$ 3,401,147	$ 7,117,657	$ 6,395,625

EARNINGS PER SHARE

Basic	$ 0.18	$ 0.18	$ 0.37	$ 0.35

Diluted	$ 0.17	$ 0.17	$ 0.34	$ 0.32

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	19,584,770	18,428,403	19,485,904	18,350,580

Diluted	20,850,784	19,897,103	20,759,907	19,857,954

IMMUCOR, INC
Selected Balance Sheet Items
	November 30, 2003	May 31, 2003
Cash	$ 9,362,232	$ 11,183,317
Accounts receivable – trade	25,007,075	25,693,973
Inventory	19,502,794	16,921,216
Total current assets	60,841,348	61,882,312
Property and equipment-net	22,347,304	21,051,235
Total assets	116,888,862	116,886,192

Current portion-long-term debt and capital lease obligations	5,886,212	7,909,650
Accounts payable	8,328,194	7,949,590
Total current liabilities	18,697,338	21,010,635
Long-term debt and other liabilities	14,299,791	22,180,080
Shareholders' equity	83,891,733	73,695,477